EXHIBIT 21

SUBSIDIARIES OF MODUSLINK GLOBAL SOLUTIONS, INC.

Name	Jurisdiction of Organization
CMG Securities Corporation	Massachusetts
CMG @ Ventures, Inc.	Delaware
CMG @ Ventures Capital Corp.	Delaware
CMG @ Ventures Securities Corp.	Delaware
CMGI @ Ventures IV, LLC	Delaware
@Ventures V, LLC	Delaware
Open Channel Solutions Pty Limited	Australia
ModusLink Open Channel Solutions KK.	Japan
ModusLink PTS, Inc.	Delaware
ModusLink Corporation	Delaware
SalesLink LLC	Delaware
Sol Holdings, Inc.	Delaware
Sol Services Corporation, S.A. de C.V.	Mexico
SalesLink Mexico Holding Corp.	Delaware
SalesLink Servicios, S. de R.L. de C.V.	Mexico
ModusLink Mexico S.A. de C.V.	Mexico
ModusLink France S.A.S.	France
ModusLink Angers S.A.S.	France
ModusLink Hungary Kft.	Hungary
Modus Media International (Ireland) Limited	Delaware
Modus Media International Ireland (Holdings)	Ireland
Modus Media International Dublin	Ireland
ModusLink Kildare	Ireland
ModusLink Services Europe	Ireland
Modus Media International Financial Services Ltd.	Ireland
Lieboch Limited	Ireland
Logistix Holdings Europe Limited	Ireland
SalesLink Solutions International Ireland Limited	Ireland
Modus Media International Documentation Services (Ireland) Ltd.	Delaware
ModusLink B.V.	Netherlands
ModusLink Limited	UK
Modus Media International Leinster Unlimited	British Virgin Islands
ModusLink Czech Republic s.r.o.	Czech Republic
ModusLink Japan KK.	Japan
ModusLink Solutions Service Pte. Ltd.	Singapore
SalesLink International (Singapore) Pte. Ltd.	Singapore
ModusLink Software (Shenzhen) Co. Ltd.	China
ModusLink (SongJiang) Co. Ltd.	China
ModusLink (Shanghai) Co. Ltd.	China
ModusLink Electronic Technology (Shenzhen) Co. Ltd.	China
ModusLink (Pudong) Co., Ltd.	China
ModusLink (Kunshan) Co. Ltd.	China
ModusLink (China) Co. Ltd.	China
Moduslink (Waigaoqiao) Co. Ltd.	China
Moduslink Software Technology (Chongqing) Co., Ltd.	China
Moduslink Australia Pty. Ltd.	Australia